808 Wilshire Boulevard, 2nd Floor T: 310.255.7700 Santa Monica, California 90401F: 310.255.7702

FOR IMMEDIATE RELEASE
Mary Jensen, Vice President – Investor Relations 310.255.7751 or mjensen@douglasemmett.com

Dr. David T. Feinberg Elected As Director of Douglas Emmett

SANTA MONICA, California—July 11, 2011—Douglas Emmett, Inc. (NYSE: DEI), a real estate investment trust (REIT), today announced that Dr. David T. Feinberg, M.D., M.B.A. has been elected to its Board of Directors.

Dr. Feinberg is the Chief Executive Officer of the UCLA Hospital System and Associate Vice Chancellor of UCLA Health Sciences.  The UCLA Hospital System’s four hospitals and related clinics treat more than 80,000 patients each year and are consistently ranked among the very top in the nation by U.S. News and World Report.  Dr. Feinberg is also a Clinical Professor of Psychiatry on the faculty of the UCLA’s David Geffen School of Medicine.  He holds a bachelor’s degree in economics from the University of California at Berkeley, an M.D. from the University of Health Sciences/The Chicago Medical School and a Masters of Business Administration from Pepperdine University.

“We are delighted to welcome Dr. Feinberg to our Board,” commented Jordan Kaplan, President and Chief Executive Officer.  “I know Douglas Emmett will benefit from David’s intelligence and judgment as well as his extensive management expertise.  David’s experience overseeing the UCLA Hospital System’s extensive real estate activities will be especially helpful, given the four medical office properties and many medical related tenants in our portfolio.”

Dr. Feinberg’s full biography is available through the Company’s website at www.douglasemmett.com.

About Douglas Emmett, Inc.
Douglas Emmett, Inc. (NYSE: DEI) is a fully integrated, self-administered and self-managed real estate investment trust (REIT), and one of the largest owners and operators of high-quality office and multifamily properties located in premier submarkets in Southern California and Hawaii. Douglas Emmett’s properties are concentrated in ten submarkets – Brentwood, Olympic Corridor, Century City, Santa Monica, Beverly Hills, Westwood, Sherman Oaks/Encino, Warner Center/Woodland Hills, Burbank and Honolulu.  The Company focuses on owning and acquiring a substantial share of top-tier office properties and premier multifamily communities in neighborhoods that possess significant supply constraints, high-end executive housing and key lifestyle amenities. More information is available at the Company’s website at www.douglasemmett.com.

Safe Harbor Statement
Except for the historical facts, the statements in this press release regarding Douglas Emmett’s business activities are forward-looking statements based on the beliefs of, assumptions made by, and information currently available to us about known and unknown risks, trends, uncertainties and factors that are beyond our control or ability to predict. Although we believe that our assumptions are reasonable, they are not guarantees of future performance and some will inevitably prove to be incorrect.  As a result, our actual future results can be expected to differ from our expectations, and those differences may be material.  Accordingly, investors should use caution in relying on forward-looking statements to anticipate future results or trends.  For a discussion of some of the risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in our Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission.

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